EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) Florida Rock Industries, Inc. Profit Sharing and Deferred Earnings Plan, (2) Arundel Corporation Profit Sharing and Savings Plan, and (3) Florida Rock Industries, Inc. Amended and Restated 2000 Stock Plan of our report dated February 26, 2007 (July 11, 2007 as to the effect of the retrospective application of a new accounting standard as discussed in Note 18), relating to the consolidated financial statements of Vulcan Materials Company (which was renamed Legacy Vulcan Corp. on November 16, 2007) and its subsidiary companies (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company’s adoption of SFAS 123(R), “Share-Based Payment;” SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R);” and EITF Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry;” and an explanatory paragraph referring to the Company’s retrospective application of FSP AUG AIR-1, “Accounting for Planned Major Maintenance Activities”), and our report dated February 26, 2007, relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Current Report on Form 8-K dated July 12, 2007; and our report dated February 26, 2007, relating to the financial statement schedule of the Company (which report expresses an unqualified opinion on the financial statement schedule) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
/s/DELOITTE & TOUCHE LLP
Birmingham, Alabama
November 16, 2007